Exhibit (d)(5)

EXECUTION COPY

Exclusivity Agreement

Evraz Group S.A.

November 30, 2007

Strictly Private and Confidential

H.I.G. Capital LLC, Inc.

1001 Brickell Bay Drive

Miami, Florida 33131

Gentlemen:

Evraz Group S.A. (“Evraz”) and Claymont Steel Holdings, Inc. (together with its subsidiaries, the “Company”) have entered into a Confidentiality Agreement, dated as of November 26, 2007, in connection with Evraz’s consideration of a potential transaction involving the Company (any such transaction, a “Transaction”). As an inducement to Evraz’s consideration of a Transaction, H.I.G. Capital LLC, Inc. (“H.I.G.”) agrees as follows:

From the period beginning on November 30, 2007 and ending at 5:00 PM EST on December 19, 2007 (the “Exclusivity Period”), H.I.G. shall not, and shall not permit or authorize any of its directors, officers, members, partners, employees, agents, advisors or affiliates, or representatives of H.I.G.’s agents, advisors or affiliates (each of the foregoing, other than H.I.G., an “H.I.G. Representative”) to, solicit, knowingly encourage or initiate inquires or proposals by, or participate in any discussions or negotiations with, or provide any information, or afford any access to the properties, books or records of the Company to, or otherwise take any action to knowingly assist or facilitate, any person or group of persons (other than Evraz or Evraz’s directors, officers, employees, agents, advisors or affiliates, or representatives of Evraz’s agents, advisors or affiliates (each of the foregoing, other than Evraz, an “Evraz Representative”)) in respect of, or that could reasonably be expected to lead to, any Acquisition Proposal. H.I.G. shall, on the date hereof, cease and cause to be terminated any and all existing solicitations, discussions or negotiations conducted by H.I.G. or, to its knowledge, any H.I.G. Representative with respect to an Acquisition Proposal, and during the Exclusivity Period shall not, and shall not permit or authorize any H.I.G. Representative (i) to continue discussions or negotiations with any person or group of persons, or (ii) to enter into any agreement or understanding with respect to any Acquisition Proposal, in each case other than with Evraz or any of its affiliates.

As used in this letter agreement, the term “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or a group of persons at any time, which is structured to permit such person or group of persons (other than Evraz or any of its affiliates) (i) to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or any similar transaction, or (ii) to acquire beneficial ownership of any Company securities owned by H.I.G. or any of its affiliates.

As used in this letter agreement, the term “person” shall mean any individual, corporation, company, association, partnership, joint venture, trust or other unincorporated organization or entity.

This letter agreement may be modified or amended only by a separate writing signed by H.I.G. and Evraz expressly so modifying or amending this letter agreement.

The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect to the fullest extent permitted by law.

Evraz and H.I.G. agree and consent to personal jurisdiction and venue in any federal court within the Borough of Manhattan, in the City of New York, for the purposes of any action, suit or proceeding arising out of or relating to this letter agreement. To the fullest extent permitted by law, Evraz and H.I.G. hereby agree to waive trial by jury in any action proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to this letter agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within that state.

This letter agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute a binding agreement between us with respect to the subject matter hereof.

[Signature Page Follows]

Very truly yours,

EVRAZ GROUP S.A.

By:	/s/ Pavel Tatyanin
Name:
Title:

Confirmed and agreed to as of the date first above written:

H.I.G. CAPITAL LLC, INC.

By:	/s/ Tony Tamer
Name:
Title: